UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 17, 2010

(Exact name of Registrant as specified in its charter)

Delaware	1-9824	52-2080478
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2100 Q Street Sacramento, CA 95816
(Address of principal executive offices) (Zip Code)

(916) 321-1846
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 17, 2010, The McClatchy Company, a Delaware corporation (the “Company”) entered into an amendment (the “Amendment”) to its Amended and Restated Credit Agreement dated February 11, 2010 (as amended, the “Credit Agreement”) by and among the Company, the lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and JPMorgan Chase Bank, N.A., as Syndication Agent.

Pursuant to the Amendment, the commitments under the revolving credit facility were permanently reduced from approximately $236.41 million to $150.79 million, the swingline sublimit under the revolving credit facility was reduced from $120.00 million to $45.00 million and the Company agreed to repay in full all outstanding obligations under the term loans by December 31, 2010, which have an outstanding principal balance of approximately $41.03 million.

Under the Amendment, the consolidated interest coverage ratio covenant under the Credit Agreement was amended from requiring a ratio ranging from 1.50 to 1 to 2.30 to 1 depending on the fiscal quarter, to a requirement to maintain a minimum ratio of 1.50 to 1 as of the end of each fiscal quarter.  In addition, the Amendment added a minimum liquidity covenant based on cash and cash equivalents plus availability under the credit facility of at least $50.00 million as of the end of each fiscal quarter beginning in March 2011, or $25.00 million as of the end of the fiscal quarter ending in March 2011 in the event that the Company does not receive certain dividend payments in a minimum amount.

The Amendment removed certain limitations on the Company’s ability to repay certain indebtedness prior to the stated maturity of such indebtedness and to pay cash dividends or repurchase or redeem equity interests.  The Company is permitted to pay cash dividends or repurchase or redeem equity interests during a 12-month period in an aggregate amount up to $30.00 million if its consolidated total leverage ratio is less than 3.50 to 1, $20.00 million if such ratio equals to or exceeds 3.50 to 1 but is less than 4.00 to 1, and $10.00 million if such ratio equals to or exceeds 4.00 to 1 but is less than 4.50 to 1.  The Amendment increased the aggregate dollar amount that the Company can use to make investments and acquisitions and removed certain limitations on its ability to make such investments and acquisitions.

The Amendment further modified the requirements for mandatory prepayments of loans under the Credit Agreement by removing the requirement to prepay loans upon the disposition of assets of the Company or any of its subsidiaries, with any excess cash flow received on an annual basis, and upon the issuance by the Company or its subsidiaries of equity interests.

In connection with the Amendment, the Company paid amendment fees to the Lenders approving the Amendment and an arrangement fee.

Except as provided in the Amendment, all provisions of the Credit Agreement remain in full force and effect.  The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01 Other Events

On December 17, 2010, the Company issued a press release announcing the entry into the Amendment.  A copy of this press release is attached as Exhibit 99.1 hereto and is incorporated by reference in this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1
Amendment No. 1 to Amended and Restated Credit Agreement, dated as of December 17, 2010, by and between The McClatchy Company and Bank of America, N.A., Administrative Agent, Swing Line Lender and L/C Issuer.

99.1	Press Release, dated December 17, 2010 announcing the entry into the Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

December 17, 2010	By:	/s/ Patrick J. Talamantes
Patrick J. Talamantes
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Amendment No. 1 to Amended and Restated Credit Agreement, dated as of December 17, 2010, by and between The McClatchy Company and Bank of America, N.A., Administrative Agent, Swing Line Lender and L/C Issuer.

99.1	Press Release, dated December 17, 2010 announcing the entry into the Amendment.